Exhibit 10.11

EXCLUSIVITY AND COLLABORATION AGREEMENT

THIS EXCLUSIVITY AND COLLABORATION AGREEMENT (“Agreement”), dated November __, 2020 (the “Effective Date”), is made between ________ having an office and place of business at ________ and Applied Minerals, Inc., having a place of business at P.O. Box 432, 1200 Silver City Road, Eureka, UT 84628 (“AMI”). (________ and AMI are referred to herein as a “Party” or collectively as the “Parties”.)

In consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.	INITIAL PURCHASE OF HALLOYSITE CLAY BY ________:

A.	On or about the Effective Date of this Agreement, ________ will purchase and AMI will transfer and grant title to one hundred sixty-seven (167) short tons of halloysite clay in situ, located at AMI’s Dragon Mine property in Eureka, UT (USA), for total proceeds of USD five hundred thousand ($500,000.00) to be wired by ________ on or before November 27, 2020 to an account at ________ specified by AMI in Exhibit A.

B.	On December 15, 2020, ________ will purchase and AMI will transfer and grant title to one hundred sixty-seven (167) short tons of halloysite clay in situ, located at AMI’s Dragon Mine property in Eureka, UT (USA), for total proceeds of USD five hundred thousand ($500,000.00) to be wired by ________ on December 15, 2020 to an account at Bank ________ specified by AMI in Exhibit A.

C.	The Initial Halloysite Clay Purchase is defined as the halloysite clay purchased by ________ described in Sections 1.A and 1.B. The Initial Payment is defined as the USD one million ($1,000,000.00) paid to AMI by ________ described in Sections 1.A and 1.B.

2.	EXCLUSIVITY AND COLLABORATION:

In consideration of payment in full of the Initial Payment, AMI agrees that for a period of ten (10) years from the Effective Date AMI will:

A.	Exclusively work with ________ to commercialize the use of halloysite clay and/or its derivatives for use in ________ in lithium-ion battery technologies (“LiB”) for the Korean Market. The Korean Market is defined as companies domiciled in Korea that manufacture, market and/or sell LiB products in Korea, outside Korea or both;

B.	Share with ________ all available technical information it possesses or may acquire with respect to halloysite clay and/or its derivatives for use in ________ in LiB;

C.	Consult with ________ on any and all additional development needed for the successful commercialization of halloysite clay and/or its derivatives for use in ________ in LiB;

D.	Provide ________ with access to AMI's partners when possible in the area of LiB battery technology development;

E.	Use its best efforts to provide ________ 50 grams of ________ within ninety (90) days of the Effective Date; and

F.	Consult with ________ to identify, assess and choose the appropriate manufacturing schematic and infrastructure needed for the commercialization of halloysite clay and/or its derivatives for its use in ________ in LiB

For purposes of clarity, during the Term of the Agreement AMI will not work with any third-party other than ________ to commercialize the use of halloysite clay and/or its derivatives in ________ in LiB for the Korean Market.

3.	EXCLUSIVE SUPPLY AND PURCHASE OF HALLOYSITE CLAY:

During the Term of the Agreement:

A.	AMI will supply its halloysite clay from its Dragon Mine property in Eureka, UT (USA) only to ________ for use in ________ in LiB battery technologies for the Korean Market;

B.	AMI will ensure that no distributor is permitted to sell its halloysite clay and/or its derivatives to a customer other than ________ for use in ________ in LiB for the Korean Market;

C.	AMI and ________ will negotiate in good faith a minimum annual volume of halloysite clay AMI will make available for purchase by ________ beyond the Initial Halloysite Clay Purchase.

4.	SALES ROYALTY PAYMENT: On or before the fifth anniversary of the Effective Date of the Agreement, ________ and AMI will negotiate in good faith and agree upon the calculation and other terms of a quarterly payment (“Sales Royalty Payment”) to be made to AMI by ________. The Sales Royalty Payment will be based on a percentage of sales made by ________ of products incorporating halloysite and/or its derivatives for use in the ________ in LiB for the Korean Market.

5.	INTELLECTUAL PROPERTY: The Parties will jointly own any intellectual property (“Joint IP”) developed by either Party during the Term of the Agreement related to the use of halloysite clay and/or its derivatives in ________ in LiB. ________ will be granted a perpetual, royalty-free license to utilize the Joint IP in the Korean Market. AMI will be granted a perpetual, royalty-free license to utilize the Joint IP outside the Korean Market.

6.	TERM: The term of this Agreement shall commence on the Effective Date and continue for ten (10) years thereafter (the “Initial Term”). The Term of the Agreement will renew thereafter for additional five (5) year periods (each five (5) year period, an “Extension Term”) (the Initial Term and any Extension Term(s), collectively, the “Term”), unless terminated by either Party according to Section 7.

7.	TERMINATION:

A.	________ may terminate this Agreement for convenience upon one hundred eighty (180) days prior written notice to AMI. Upon such termination:

i.	The Term of the Agreement and all obligations of AMI included in Sections 2 and 3 will terminate;

ii.	AMI is granted a perpetual, royalty-free license to the Joint IP for all markets;

iii.	If ________ terminates this agreement prior to the second anniversary of the Effective Date, unless other terms are entered into by the Parties, AMI will make a commercially reasonable effort to sell any remaining balance of the Initial Halloysite Clay Purchase to third parties for USD three thousand ($3,000) per short ton on behalf of ________. ________ will receive the proceeds from any sale of the remaining balance of the Initial Halloysite Clay Purchase within ten (10) business days after AMI receives such proceeds; and

iv.	The obligation of ________ under Section 4 will not terminate.

B.	________ may terminate this Agreement upon ninety (90) days with prior written notice to AMI if AMI materially breaches this Agreement and has not cured such breach within such ninety (90) day notice period. Upon such termination:

i.	If ________ terminates this agreement prior to the second anniversary of the Effective Date, unless other terms are entered into by the Parties, AMI will make a commercially reasonable effort to sell any remaining balance of the Initial Halloysite Clay Purchase to third parties for USD three thousand ($3,000) per short ton on behalf of ________. ________ will receive the proceeds from the sale of any part of the remaining balance of the Initial Halloysite Clay Purchase within ten (10) business days after AMI receives such proceeds;

ii.	The obligations of AMI under Section 3 will not terminate. Furthermore, ________ will pay the current market price for the halloysite clay from AMI’s Dragon Mine property;

iii.	The obligation of ________ under Section 4 will terminate; and

iv.	AMI will not compete in the Korean Market or collaborate with another company that competes in the Korean Market.

C.	AMI may terminate this Agreement upon ninety (90) days prior written notice to ________ if ________ materially breaches this Agreement and has not cured such breach within such ninety (90) day notice period. Upon such termination:

i.	If ________ terminates this agreement prior to the second anniversary of the Effective Date, unless other terms are entered into by the Parties, AMI will make a commercially reasonable effort to sell any remaining balance of the Initial Halloysite Clay Purchase to third parties for USD three thousand ($3,000) per short ton on behalf of ________. ________ will receive the proceeds from the sale of any part of the remaining balance of the Initial Halloysite Clay Purchase within ten (10) business days after AMI receives such proceeds;

ii.	The obligations of AMI included in Sections 2 and 3 terminate;

iii.	AMI is granted a perpetual, royalty-free license to the Joint IP for all markets; and

iv.	The obligation of ________ under Section 4 will not terminate.

8.	PACKAGING AND TRANSPORT: Halloysite clay ordered by ________ from AMI’s Dragon Mine property shall be packaged in appropriate bags by AMI as agreed between the Parties and stated on purchase orders and then shipped by means arranged by ________.

9.	DELIVERY TERMS: FOB Dragon Mine (Eureka, Utah, United States). AMI shall make the product ready for shipment at Dragon Mine. ________ shall be solely liable to arrange delivery from Dragon Mine to a destination of ________’s choice. Title and risk of loss passes to ________ upon placement of the product for pick up.

10.	CONFIDENTIALITY: “Confidential Information” means any information, which may include Product Information, information about a Party, discoveries or inventions, designs, computer software, know-how, trade secrets, samples of materials or products, models, reports, drawings or other works, non-technical or technical information or data, whether or not subject to patent, copyright, or similar protection, identification of and information about a Party or its Affiliates, its business or plans, or a Party’s distributors and/or a Party’s or the Party’s distributors’ actual or potential customers, supplied during the Term of this Agreement by one Party (the “Providing Party”) of this Agreement and during the period of negotiation of this Agreement to the other Party (the “Receiving Party”).

Confidential Information disclosed under this Agreement may be used by Receiving Party solely in furtherance of the rights and obligations under this Agreement.

During the Term, and for a period of five (5) years from the termination of this Agreement, all Confidential Information disclosed under this Agreement shall be held in strict confidence by the Receiving Party and shall not be disclosed to any third party. However, these obligations shall not apply to information that:

i.	Is publicly available at the time of disclosure or becomes part of the public domain after disclosure through no violation of the confidentiality provisions in this Section by the Receiving Party; or

ii.	was in the Receiving Party’s possession prior to the disclosure thereof to the Receiving Party; or

iii.	is received from a third party who has a right to disclose the information; or

iv.	is independently developed by the Receiving Party after disclosure and without reference to or use of the Confidential Information; or

v.	is required to be disclosed pursuant to a governmental or judicial process, provided that the notice of such process is promptly provided to Disclosing Party in order that it may have the opportunity to intercede in such process to contest such disclosure and; provided, further, that Receiving Party shall only make such disclosure to the extent required by such governmental or judicial process

The Parties recognize that AMI is a public company and as such is subject to, and may make disclosures pursuant to, the rules of GAAP, to the SEC’s periodic reporting provisions, and to SEC Regulations S-X and S-K without violation of this provision.

Confidential Information supplied by a Providing Party to a Receiving Party pursuant to this Agreement shall not be deemed to be in the public domain or in the possession of the Receiving Party merely because it is embraced by general disclosures in the public domain or in the prior possession of the Receiving Party.

The Parties shall have the right to communicate the Confidential Information or any part thereof to such employees, Affiliates, and professional advisors of the Parties who are required by their duties to have knowledge thereof, on the condition that each such employee, Affiliate, or professional advisor a) shall be informed that such information is Confidential Information and is subject to this Agreement, and b) shall agree not to disclose such Confidential Information to others or to use any of such Confidential Information except in furtherance of this Agreement or as permitted herein. Receiving Party shall be responsible for any act or omission by its employees, Affiliates, or professional advisors that would constitute a breach of this Section 10 if committed by Receiving Party itself.

Upon written notice by the Providing Party, the Receiving Party shall return to the Providing Party all samples, documents, photographs, and other writings constituting the Confidential Information and will not retain any copies, extracts or other reproductions of the Confidential Information except for one archival copy to be retained by the Party’s legal department. To the extent that it is not possible to return any portion of the Confidential Information, the Receiving Party shall verify in writing to the Providing Party the disposition or destruction of same and the identity of the person who has performed such disposition or destruction.

11.	GOVERNING LAW: All disputes arising under this Agreement shall be governed by the laws of the Republic of Singapore, without regard to its conflicts of laws principles. The United Nations Convention on the international sales of goods is specifically not applicable to this Agreement.

12.	DISPUTE RESOLUTION:

12.1(a) Any dispute, controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this clause) arising out of or related in any way to this Agreement (including any amendments or extensions), including the breach or termination thereof (collectively a “Dispute”), will be resolved in accordance with this section except as otherwise provided for in this agreement.

12.1(b) Any Dispute will be subject to negotiations among the representatives of each Party regularly responsible for handling the subject matter involved in the Dispute and will be subject to the dispute resolution provisions of this Section 12. If any Party believes such negotiations have reached an impasse, the Party may give written notice to the other stating the nature of the Dispute in reasonable detail and requesting a meeting for the purpose of resolving the Dispute (“Notice of Dispute”). Upon receipt of the Notice of Dispute, the Dispute will be referred to executives for each Party who have authority to resolve the Dispute and who are at a higher level of management than the persons with direct responsibility for the matter. These executives will meet in person as promptly as practical but in no event later than twenty (20) days from the date the Notice of Dispute was received. If the executives cannot reach agreement on the resolution of the Dispute within thirty (30) days after they have met to consider the Dispute, then the Dispute will be resolved pursuant to Section 12.2(a).

12.2(a) All Disputes arising under this Agreement not otherwise resolved pursuant to section 12.1 will be resolved by binding Arbitration.

12.2(b) Any arbitration pursuant to this Section 12 will be conducted in accordance with the then current JAMS Comprehensive Arbitration Rules & Procedures and Optional Expedited Arbitration Procedures (“JAMS Rules”), except to the extent that such rules conflict with specific provisions of this Section 12.

12.2(c) A Party shall initiate arbitration by providing the other Party with a demand for arbitration that identifies the Dispute (a “Demand for Arbitration”) and submitting the matter to JAMS pursuant to the then applicable Rules.

12.2(d) All statutes of limitations or statutes of repose or other limitations applicable to the commencement of a lawsuit will apply to the commencement of arbitration hereunder, except that the limitations period for any claim shall be tolled from the date a Notice of Dispute is received under Section 12.1(b) of this Agreement through the date upon which arbitration is commenced; provided, however, such tolling shall in no event extend beyond two hundred and seventy (270) days from the date the Notice of Dispute was received.

12.2(e) The Parties will be entitled to reasonable discovery with such discovery including, but not limited to, written requests for production, interrogatories, requests for admissions, depositions, and; to the extent permitted under applicable law, subpoenas to third parties. The scope and timing of discovery will be committed to the discretion of the arbitrator pursuant to the JAMS Rules.

12.2(f) The place of arbitration shall be the Republic of Singapore.

12.2(g) After the close of evidence, the arbitrator shall prepare a written decision, make written findings of fact and law and a reasoned basis for any award which he or she deems just and equitable, based on the relief requested by the Parties. The award shall be final and binding upon the Parties, and judgment on the award may be entered by any court having competent jurisdiction. The Parties shall exercise best efforts so that the award of the arbitrator may reasonably be rendered within nine (9) months from the date of the Demand for Arbitration.

12.2(h) The Parties to the Dispute shall be allowed to seek temporary injunctive relief from any court of competent jurisdiction or the arbitrator at any time during the dispute resolution process if the Party reasonably believes that it will be irreparably harmed. Any finding of the court, however, shall be binding on the arbitrator.

12.3 The costs of the arbitration, including the costs of the arbitrator, in any dispute resolution subject to this Section 14 will be borne equally by the Parties to the Dispute. Each Party shall bear its own internal costs and fees.

12.4 The Parties shall maintain the confidential nature of the arbitration proceeding, including but not limited to all documents produced and testimony provided and the Award, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

13.	NOTICES: All notices and other communications under this Agreement shall in every case be in writing and shall be deemed to have been delivered (a) upon receipt, if delivered by hand, (b) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), (c) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending Party and the sending Party does not immediately receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) or (d) upon receipt, if delivered by Federal Express or other express overnight delivery service. The addresses, facsimile numbers and e-mail addresses for such notices, consents, waivers or other communications shall be the following (or such address as a Party hereto may have specified by notice given to the other Parties hereto pursuant to this provision):

If to AMI:	Applied Minerals, Inc.
PO Box 432
Eureka, UT 84628
Attention: Christopher T. Carney, Chief Financial Officer
Email: ccarney@appliedminerals.com

If to ________:	________
______, _____________,
____________________
_________, _______
__________
Attention:
Email:

14.	SURVIVAL: In order that the Parties may fully exercise their rights and perform their obligations arising under this Agreement, any provisions of the Agreement that are required to ensure such exercise or performance (including any obligation accrued as of the termination date) shall survive the termination of this Agreement.

15.	FORCE MAJEURE: Neither Party shall be responsible for any delay or failure to mine, process, treat, ship, package, deliver, make or take delivery of Halloysite Crude or other performance under this Agreement due to (a) any cause beyond its reasonable control except as a result of willful misconduct, gross negligence on its part, including without limitation fire, storm, flood, strike, lockout, accident, act of war or terrorism, riot, civil commotion, embargo, (b) any regulation, law, order or restriction of any governmental department, commission, board, bureau, agency, court, or other similar government instrumentality (“Governmental Authority”). Neither Party is subject to any liability to the other for failing to perform during the period such inability exists. Quantities so affected may, at the option of either Party, be eliminated from the Agreement without liability, but the Agreement shall remain otherwise unaffected. A Party’s obligation to render timely payment shall not be excused by this provision.

If any force majeure occurs, the Party affected will inform the other Party promptly indicating the anticipated duration and extent of such contingency. The Party affected will promptly use all reasonable efforts to settle such contingencies so that subject to the terms of this Agreement, the performance of its obligations under this Agreement can be resumed as soon as possible.

16.	MISCELLANEOUS:

A.	Neither Party may issue any press release or make any announcement with respect to this Agreement or its term, including a general statement as to the existence of a relationship between the Parties, without prior written consent of the other Party (which will not be unreasonably withheld), except to the extent that AMI is advised by counsel that applicable regulations may require disclosure.

B.	If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

C.	This Agreement constitutes the final agreement between the Parties with respect to the subject matter herein. It is the complete and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the Parties on the matters contained herein are expressly merged into and superseded by this Agreement. For avoidance of doubt, the Mutual Non-Disclosure Agreement between the Parties dated as of October 8, 2020, shall not govern the Parties’ relationship under this Agreement but shall continue in effect according to its terms with regard to the evaluation of any future potential business relationship in the Field the Parties may consider.

D.	Except as expressly set forth in this Agreement, each Party shall pay its own fees and expenses (including, without limitation, the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, delivery, and performance of this Agreement the transactions it contemplates.

E.	This Agreement binds and benefits the Parties and their respective heirs, personal representatives, successors, and permitted assigns.

F.	This Agreement does not and is not intended to confer any rights or remedies upon any person other than the Parties.

G.	Any reference in this Agreement to this singular includes the plural where appropriate. The descriptive headers of the Articles, Sections, and subsections of this Agreement are for convenience only, do not constitute part of this Agreement, and do not affect this Agreement’s construction or interpretation.

H.	Each Party and its officers shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the obligations of this Agreement. After the Effective Date, each Party and its officers and directors shall use all commercially reasonable efforts to take, or cause to be taken, all further actions necessary or desirable to carry out the obligations of this Agreement.

I.	This Agreement may be executed simultaneously or in one or more counterparts, each of which will be considered an original, but all of which together shall constitute one and the same instrument.

J.	The Parties do not intend that any partnership, joint venture, loss sharing, or agency relationship be created by this Agreement.

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

________________	Applied Minerals, Inc.

By: ___________________________	By: ___________________________
(Signature)	(Signature)

Name:	Name: Christopher T. Carney

Title:	Title: Chief Executive Officer

Date:	Date:

EXHIBIT A

To Be Provided